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                                                                 EXHIBIT (11)(c)


[PricewaterhouseCoopers LLP letterhead]



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Trustees and Shareholders of State Street Research Money Market Fund:

In our opinion, the statement of changes in net assets for the year ended March 31, 2003, and the financial highlights for the four years in the period ended March 31, 2003, of the State Street Research Money Market Fund, hereafter referred to as the "Fund" (appearing in the State Street Research Money Market Fund 2004 Annual Report to Shareholders) present fairly, in all material respects, the changes in the Fund's net assets and the financial highlights for the above-described periods, in conformity with accounting principles generally accepted in the United States of America. This financial statement and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which include confirmation of securities at March 31, 2003, by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP


May 9, 2003